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                                                               EXHIBIT 10.1


                     AMENDED AND RESTATED EMPLOYMENT AGREEMENT


       AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of July 30, 1998 between COLOR SPOT NURSERIES, INC., a Delaware corporation (the "Company"), and RAJU BOLIGALA ("Executive").

       This Agreement provides for the employment of Executive as President and Chief Operating Officer of the Company, upon the terms and subject to the conditions set forth herein.

       NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:


                                ARTICLE 1.  EMPLOYMENT

               1.1 EMPLOYMENT. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on August 12, 1998 (the "Effective Date") and ending as provided in Section 1.5 (the "Employment Period").

               1.2    POSITION AND DUTIES.

                      (a) During the Employment Period, Executive shall serve as President and Chief Operating Officer of the Company.

                      (b) Executive shall be responsible for the operation and performance of the Company and will have the responsibilities and carry out the customary functions of a President and Chief Operating Officer.

                      (c) Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

               1.3    SALARY, BONUS, OPTIONS AND BENEFITS.

                      (a) During the Employment Period, Executive's base salary (the "Base Salary") shall initially be $200,000 per annum which salary shall be payable in regular installments in accordance with the Company's general payroll practices. The Base Salary may be increased annually by the Board of Directors of the Company (the "Board") in its discretion.


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                      (b)     During the Employment Period, in addition to
the Base Salary, Executive shall be eligible to receive a cash bonus of between 50% and 200% of his Base Salary based on performance targets for each
fiscal year of the Company to be established by the Board.   The Company's
fiscal year ends June 30. To the extent achieved, such bonus shall be paid following the delivery of the Company's signed audited financial statements for such year by the Company's independent accountants, but only if Executive is employed by the Company as of the end of such fiscal year and the Executive's employment has not terminated voluntarily or for cause (as determined by the Board) on or prior to such delivery of financial statements. Notwithstanding anything contained herein to the contrary, Executive's bonus for the first year of the Employment Period shall be guaranteed at $100,000 subject to Executive's being employed continuously with the Company through the end of such year and the Executive's employment has not terminated voluntarily or for cause (as determined by the Board) on or prior to the last day of such year (the "Minimum Bonus").

                      (c) The Company will pay Executive a starting bonus of $250,000 in cash on the Effective Date (the "Starting Bonus"). The Company will pay to Executive an additional $250,000 in cash on August 12, 2000 if Executive is still employed by the Company on such date and the Executive's employment has not terminated voluntarily or for cause (as determined by the Board) on or prior to such date.

                      (d) Executive shall be entitled to participate in the Company's 1997 Stock Plan (the "Plan"). Executive shall be awarded options under the Plan to purchase 100,000 shares of common stock, par value $.001 per share of the Company, at $3.00 per share (the "Options"). The Options will vest daily over a 4 year period, subject to Executive's continued employment with the Company. The Options will be evidenced by an option award and will be subject to the Company's 1998 Employee Stockholders Agreement dated as of July 1, 1998; provided that the definition of "Cause" shall be deemed to be the definition contained in this Agreement. In addition, if Executive is still employed by the Company on August 12, 2000, Executive shall be awarded options under the Plan to purchase 50,000 shares of common stock, par value $.001 per share of the Company, at the fair market value per share of common stock on such date (as determined in good faith by the Board) (the "Additional Options"). The Additional Options will vest daily over a 4 year period, subject to Executive's continued employment with the Company. The Additional Options will be evidenced by an option award and will be subject to the Company's 1998 Employee Stockholders Agreement dated as of July 1, 1998; provided that the definition of "Cause" shall be deemed to be the definition contained in this Agreement.

                      (e) During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible. Executive shall be entitled to three weeks of paid vacation per year, plus Company holidays. Nothing in this Agreement, however, shall be deemed to prevent the Company from amending or terminating any employee benefit program on a non-discriminatory basis to eliminate, reduce or otherwise change the terms thereof or the benefits thereunder.

                      (f) The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement upon


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completion of an expense report in accordance with the Company's and its
Subsidiaries' reimbursement, reporting and documentation policies in effect from time to time with respect to travel, entertainment and other business expenses. Executive shall be entitled to a car allowance of $800 per month.

                      (g) Executive acknowledges that he is responsible for any taxes payable on account of any amount received by him under this Agreement (including Section 1.4). The Company shall be permitted to withhold any amount required to be withheld by it under this Agreement.

               1.4    LOANS.    The Company will loan to Executive $275,000
in cash on the Effective Date (the "Start Date Loan"). At such time as the Employment Period is terminated for any reason, the Start Date Loan will be deemed to have been repaid at the rate of $4,583.333 per month (i.e., $55,000 per year) on the last day of each month. In the event that the Employment Period is terminated for any reason prior to the fifth anniversary of the Effective Date, Executive shall be required to repay to the Company by August 1, 2003, $275,000 less the amount which has been deemed to have been repaid.

               1.5 TERM. (a) The Employment Period shall terminate on the date (i) of Executive's death or Disability (as determined by the Board),
(ii) determined by the Board by resolution of the Board for Cause, (iii) determined by the Board by resolution of the Board without Cause or (iv) voluntary resignation by Executive.

                      (b) If the Employment Period is terminated without Cause, Executive shall be entitled to continue to receive an amount equal to one times the sum of Executive's then current Base Salary (the "Severance
Amount") over the following twelve month period.   The Severance Amount shall
be increased to 2 year's Base Salary (payable over a two year period) in the event the Employment Period is terminated by the Company without Cause upon the consummation of the acquisition of the Company by Hines Horticulture, Inc. Executive hereby agrees that no severance compensation shall be payable in the event Executive's employment is terminated pursuant to Section 1.5(a)(i), (ii) or (iv) and Executive waives any claim for severance or other compensation. Any amount payable under this Section 1.5(b) shall be payable in installments in accordance with the Company's normal payroll practices over the period following the termination of the Employment Period in which such payments are to be made.

                      (c) Except as expressly set forth in this Section 1.5, all compensation and other benefits shall cease to accrue upon termination of the Employment Period.

               1.6    CERTAIN REPAYMENTS.    In the event that the Employment
Period is terminated for any reason prior to the second anniversary of the Effective Date, Executive agrees to repay to the Company (without interest) the Starting Bonus within 15 days of the termination date but in no event shall such amount exceed the amount which is payable to Executive as a result of the Company exercising its rights to repurchase any vested Options or other equity interests in the Company issued to Executive plus the amount of any severance
payable to Executive hereunder.   Following the termination of the Employment
Period, the Company shall have the right to offset any payments


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owing to Executive under this Agreement, against any amount owing to the
Company from Executive, including without limitation, any amount owing under Sections 1.4 and 1.5 and any amount payable to Executive in the event the Company exercises any right it may have to repurchase any vested Options or other equity interests in the Company issued to Executive.

               1.7 CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries that are not generally available to the public other than as a result of a breach of this Agreement by Executive ("Confidential Information") are the property of the Company and its Subsidiaries. Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event Executive becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Executive may make such disclosure only to the extent required, in the opinion of counsel for Executive, to comply with such subpoena, process or other obligation. Executive shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

               1.8 INVENTIONS AND PATENTS. Executive agrees that all copyrights, works, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the actual or anticipated business, research and development or existing or anticipated future products or services of the Company or its Subsidiaries and which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership at the Company's expense (including, without limitation, assignments, consents, powers of attorney and other instruments).

               1.9    NON-COMPETE; NON-SOLICITATION.

                      (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Executive agrees that, in consideration of the payments made to Executive hereunder, during the period in which Executive is receiving compensation hereunder (including severance), or in the event that Executive voluntarily terminates his employment, for the one year period following such voluntary termination (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business in which the Company or its Subsidiaries is engaged any where in the United States. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of another


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corporation, so long as Executive has no active participation in the management or the business of such corporation.

                      (b) During the Noncompete Period, Executive shall not directly or indirectly induce or attempt to induce any officer of the Company or any Subsidiary of the Company to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any such Subsidiary and any employee thereof.


                  ARTICLE 2.  REPRESENTATIONS AND WARRANTIES

               2.1 REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants to the Company that:

                      (i) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive will not conflict with, violate or cause a breach of or default under any agreement, contract or instrument, order, judgment or decree to which Executive is a party or by which he is bound, and

                      (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity.

               2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Executive that:

                      (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and

                      (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company enforceable in accordance with its terms.


                            ARTICLE 3.  DEFINITIONS

               As used in this Agreement, the following terms shall have the definitions set forth below:

               "CAUSE" means (i) a material breach of this Agreement by Executive, (ii) Executive's willful and repeated failure to comply with the lawful directives of the Board or supervisory personnel, (iii) gross negligence or willful misconduct by Executive in the performance of his duties hereunder, or (iv) the commission by Executive of theft or embezzlement of Company property or


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any other act (including but not limited to a felony or a crime involving moral turpitude) that is injurious in any significant respect to the property, operations, business or reputation of the Company or its Subsidiaries, as determined in good faith by the Board.

               "DISABILITY" means Executive's inability to substantially perform his normal duties hereunder for six months or more during any twelve-month period determined in good faith by the Board.

               "SUBSIDIARY" of an entity shall mean any corporation, limited liability company, limited partnership or other business organization of which the securities having a majority of the normal voting power in electing the board of directors, board of managers, general partner or similar governing body of such entity are, at the time of determination, owned by such entity directly or indirectly through one or more Subsidiaries.


                        ARTICLE 4. GENERAL PROVISIONS

               4.1 ENFORCEMENT. If, at the time of enforcement of Sections 1.7, 1.8 or 1.9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company, its Subsidiaries and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

               4.2 SURVIVAL. Sections 1.7, 1.8 and 1.9 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

               4.3 NOTICES. All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent, when sent via facsimile confirmed in writing to the recipient. Such notices and other communications will be sent to the addresses indicated below:


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               To the Company:

               3478 Buskirk Avenue, Suite 260
               Pleasant Hill, CA 94523
               Attention:  Chief Executive Officer
               Fax:  (925) 935-0799

               with a copy to:

               Brownstein Hyatt Farber & Strickland, P.C.
               410 17th Street
               Denver, CO 80202
               Attention: Steven S. Siegel
               Fax:  (303) 623-1956

               To Executive:

               1414 - 233 Avenue N.E.
               Redmond, WA 98053


or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

               4.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               4.5 ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

               4.6 AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

               4.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.


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               4.8    COUNTERPARTS.  This Agreement may be executed by the
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               4.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

               4.10 PRIOR AGREEMENT. This Agreement amends and restates in its entirety the Employment Agreement dated as of July 30, 1998 between Executive and the Company.


                                    * * * * *


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               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                      COLOR SPOT NURSERIES, INC.



                                      By:
                                         ---------------------------------
                                             Michael Vukelich
                                             Chief Executive Officer


                                         ---------------------------------
                                             Raju Boligala



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